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                                                                     EXHIBIT 4.2

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 NOR UNDER ANY STATE SECURITIES LAW AND MAY NOT BE PLEDGED, SOLD, ASSIGNED OR TRANSFERRED UNTIL
(I) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT OF 1933 AND ANY APPLICABLE STATE SECURITIES LAW OR (II) THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE COMPANY THAT SUCH NOTE MAY BE PLEDGED, SOLD, ASSIGNED OR TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE SECURITIES LAWS.


                              LINKON CORPORATION
                              ------------------

                                PROMISSORY NOTE
                                ---------------


$1,100,000.00                                        New York, New York
                                                                   April 6, 1998

     FOR VALUE RECEIVED, the undersigned, Linkon Corporation (hereinafter referred to as "Maker"), a Nevada corporation, having offices at 140 Sherman Avenue, Fairfield, CT 06430, hereby promises to pay to the order of RG CAPITAL FUND, LLC, a New York limited liability corporation, having offices at One Hollow Lane, Suite 208, Lake Success, NY 11040, or registered assigns, (the "Holder"), the principal amount of One Million One Hundred Thousand Dollars ($1,100,000.00), in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public or private debts, together with interest on the unpaid balance of said principal amount from time to time outstanding at the rate of eight percent (8%) per annum from the date hereof until the Maturity Date (as defined below), in like coin and currency; provided, however, that if this Note is not paid in full on or before the Maturity Date, interest shall accrue on the outstanding principal of and interest on this Note from the Maturity Date up to and including the date of payment at a rate of fifteen percent (15%) per annum (the "Default Rate"). Payment of principal shall be made two years from the date of this Note (the "Maturity Date"). Payment of interest accrued on the unpaid principal balance hereof shall be payable on each April 30, July 31, October 31 and January 31, during the term hereof, commencing with the first such payment on April 30, 1998. Payments of principal and interest are to be made at the address of the Holder designated above or at such other place as the Holder shall have notified the Company in writing at leave five (5) days before such payment is due.

1. Maker shall have the right to prepay in part or in full, without penalty, this promissory note (together with accrued interest to the date of prepayment on the amount of principal thus prepaid) at any time or from time to time.

2. Except as set forth herein, Maker waives presentment, demand and presentation for payment, notices of nonpayment and dishonor, protest and notice of protest and expressly agrees that this promissory note or any payment hereunder may be extended from time to time without in any way affecting the liability of the Maker.

3.   Events of Default:

     a)  Any of the following events shall constitute an Event of Default:

          i) Maker shall fail to make any payment of principal or interest due under this Note on (i) the applicable payment date therefor or
               (ii) at the Maturity Date; and in each such case such failure shall not be remedied within five (5) days; or

          ii) Maker shall: (i) make an assignment for the benefit of creditors; or (ii) commence (as the debtor) a case in bankruptcy or any proceedings under any other insolvency law; or

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         iii)  A case in bankruptcy or any proceedings under any other insolvency law shall be commenced against Maker (as the debtor) and: (i) a court having jurisdiction in the premises enters an order for relief against Maker (as the debtor); (ii) the case or proceeding remains undismissed for ninety days; or (iii) Maker admits or consents to the material allegations against it in any such case or proceeding;

          iv) A trustee, receiver, agent or custodian (however named) is appointed or authorized to take charge of substantially all of the property of Maker for purposes of enforcing a lien against such property or for the purpose of general administration of such property; or

          v) The Maker shall be in default of its obligations under Section 4 hereof.

          vi) The Maker shall be in default of any of its obligations under the Documents (as defined in the Subscription and Stock Purchase Agreement, dated as of the date hereof, between Maker and Holder) and/or under the Investment Banking and Financial Services Advisory Agreement, dated as of the date hereof between Roberts & Green, Inc. and Holder, the Indemnification Agreement, dated as of the date hereof between Roberts & Green, Inc. and Holder, the Warrant Purchase Agreement, dated as of the date hereof between Maker and Holder, or the Warrants to purchase 1,000,000 shares of Common Stock (as defined herein), dated as of the date hereof held by the Roberts & Green, Inc., and such default shall continue for a period of 15 days after the occurrence thereof.

     b) Maker immediately shall give Holder notice of the occurrence of any matter referred to in Section 3(a)(ii), 3(a)(iii), 3(a)(iv) or 3(a)(v) hereof, but the failure to give such notice shall not affect in any manner Holder's rights hereunder. At any time while a default or an Event of Default is continuing, Holder may declare the principal amount of and interest accrued on this Note in connection with an Event of Default, if any, to be forthwith immediately due and payable, without diligence, notice, presentment, demand or protest, all of which are hereby expressly waived by the Maker ("Acceleration of Payment").

4. For so long as this Note shall remain unpaid, Maker shall not, without Holder's prior written consent:

     a) Issue any securities in reliance upon Regulation S promulgated under the Securities Act of 1933, as amended;

     b) Issue any securities in an "offshore transaction", in a private placement or public offering, in any such case at a price (or having a conversion or exercise price for other securities of Maker) less than seventy-five percent (75%) of the public trading price of the common stock of the Company, par value $0.001 per share (the "Common Stock") on any exchange or over the counter market on which the Common Stock is traded;

     c) Directly or indirectly incur or suffer to exist indebtedness for borrowed money other than (i) indebtedness incurred in connection with sales of accounts receivable in customary factoring agreements or other accounts receivable financing on ordinary commercial terms to entities engaged in factoring as a principal component of their ordinary business, (ii) indebtedness in an amount not to exceed $500,000 incurred in connection with financed purchases or leases of equipment, and (iii) Permitted Existing Indebtedness as set forth in the Subscription and Stock Purchase Agreement of even date herewith between Maker and Holder;

     d) Guaranty or otherwise in any way become or be responsible for indebtedness for borrowed money or obligations of any of Maker's subsidiaries, officers, directors or principal

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         stockholders or any of their affiliates, contingently or otherwise, except in respect of indebtedness permitted in Section 4(c) hereof;

     e) Declare or pay cash dividends (other than dividends paid by Maker's subsidiaries to Maker);

     f) Sell, transfer or dispose of, any of Maker's assets other than in the ordinary course of business and for fair value;

     g) Purchase, redeem, retire or otherwise acquire for cash any of Maker's capital stock or securities convertible into capital stock now or hereafter outstanding or honor any right to require Maker to purchase any securities for cash; or

     h) Fail to comply with any statute, law, ordinance, order, judgment, decree, injunction, rule, regulation, permit, license, authorization or requirement ("Requirement(s)") of any governmental body, department, commission, board, company or association insuring Maker or its property, court, authority, official, or officer, which are or may be applicable to Maker or its properties and of which Maker has knowledge if such failure to comply continues for a period of 15 days after the occurrence thereof; except wherein the failure to comply would not have a material adverse effect on Maker or its property; provided that nothing contained herein shall prevent Maker from contesting the validity or the application of any Requirement.

5.   Change of Control:

     a) Upon the occurrence of any of the following events (herein called "Change of Control"):

          i) Any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Maker or any of its subsidiaries to any person or related group of persons (a "Group") for purposes of Section 13(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), together with any affiliates thereof (whether or not otherwise in compliance with the provisions of this Note);

          ii) The shareholders of Maker shall approve any plan or proposal for the liquidation or dissolution of Maker (whether or not otherwise in compliance with the provisions of this Note); or

          iii) The Acquisition in one or more transactions of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange
               Act) by (i) any person or entity or (ii) any Group, in either case, of any capital stock of Maker such that, as a result of such acquisition, such person, entity or Group beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, at least 50% of Maker's then outstanding voting capital stock entitled to vote on a regular basis for a majority of the Board of Directors;

          Holder shall have the right, at Holder's option, to require Maker to immediately repurchase this Note at a purchase price equal to the principal amount hereof, plus accrued and unpaid interest, if any, to the date of purchase, in accordance with the terms contemplated in subsection (b) below.

     b) Within 10 business days following any Change of Control, Maker shall mail a notice (a "Change of Control Offer") to Holder, stating:

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          i)  that a Change of Control has occurred and that Holder has the right, at Holder's option, to require Maker to repurchase this Note at the applicable purchase price;

          ii) the circumstances and relevant facts regarding such Change of Control (including, but not limited to, information with respect to pro forma historical income, cash flow and capitalization
                  --- -----
               after giving effect to such Change of Control and whether the transaction giving rise to such Change of Control was approved by a majority of the Board of Directors);

          iii) the purchase date (which shall be no earlier than 10 days nor later than 20 days from the date such notice is mailed); and

          iv)  the instructions determined by Maker, consistent with this
               Section 5, that Holder must follow in order to have this Note repurchased.

6. Suits for Enforcement and Remedies: If there shall be any Acceleration of Payment, or if Maker otherwise shall fail to pay the unpaid principal amount hereof or interest thereon, Holder may proceed to enforce the payment of this Note, or to enforce any other legal or equitable right of Holder. No right or remedy herein or in any other agreement or instrument conferred upon Holder is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

7.   Miscellaneous:

     a) Maker represents that it has full power, authority and legal right to execute and deliver this Note and that the obligation to make the payment provided for in this Note is absolute and unconditional.

     b) Upon the occurrence of an Event of Default, Maker agrees to pay all costs of collection of any amount due hereunder when incurred, including, without limitation, reasonable attorney's fees and expenses. Such costs shall be added to the principal balance then due. No forbearance, indulgence, delay or failure to exercise any right or remedy with respect to this Note shall operate as a waiver, nor as an acquiescence in any default, nor shall any single or partial exercise thereof or the exercise of any other right or remedy.

     c) This Note may not be modified, changed, terminated or discharged orally, but only in writing duly executed by Holder.

     d) The headings of the various paragraphs of this Note are for convenience or reference only and shall in no way modify any of the terms or provisions of this Note.

     e) Any notice required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or two days after being mailed certified or registered mail, to the address of the parties as set forth in the preamble to this Note or at such other address as the intended recipient shall have given to the other party pursuant to the provisions hereof.

     f) This Note and the obligations of Maker and the rights of Holder hereunder, shall be governed by and construed in accordance with the laws of the State of New York, applicable to contracts made and to be performed entirely within such State. The Maker hereby irrevocably consents to the jurisdiction of the courts of the State of New York and of any Federal courts located in such state in connection with any action or proceeding arising out

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         of or relating to this Note.

     g) This Note shall be binding upon the successors and permitted assigns of the Maker, and shall inure to the benefit of the successors and assigns of Holder. If any term of this Note shall be held invalid or unenforceable, the validity of the other terms and provisions hereof shall in no way be affected thereby.


IN WITNESS WHEREOF, Maker has executed this promissory note on this 6th day of April 1998.

                                         LINKON CORPORATION



                                         By:____________________________________
                                              Thomas V. Cerabona
                                              Vice President

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